AMENDMENT TO

AMENDED AND RESTATED

FUND ADMINISTRATION AND ACCOUNTING SERVICES AGREEMENT

This Amendment is entered into as of March 31, 2017 (the “Amendment”), by and between Advisers Investment Trust (the “Trust”) on behalf of the series managed by J.O. Hambro Capital Management Limited and listed on Schedule D to the Administration Agreement (as defined below), a Delaware statutory trust, and The Northern Trust Company (“Northern”), an Illinois corporation

WHEREAS, the Trust and Northern are party to an Amended and Restated Fund Administration and Accounting Services Agreement, dated as of December 14, 2016 (as amended, restated or otherwise modified from time to time prior to the date hereof, the “Administration Agreement”), wherein Northern agreed to provide certain services to the Trust; and

WHEREAS, in addition to the provisions contained in the Agreement, effective as of the date hereof, the Trust and Northern wish to make certain amendments to the Administration Agreement.

NOW THEREFORE, in consideration of the mutual agreements herein contained, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.    DEFINITIONS; INTERPRETATION.

(a)	Capitalized terms used herein but not otherwise defined shall have the meanings set forth in the Administration Agreement.

(b)	The headings to the clauses of this Amendment shall not affect its interpretation.

2.    AMENDMENTS.

(a)	The Preamble to the Custody Agreement is hereby amended by amending and restating the Preamble as follows:

AGREEMENT made as of December 14, 2016 by and between Advisers Investment Trust (the “Trust”), a statutory trust organized under the laws of the State of Delaware, on behalf of the series managed by J.O. Hambro Capital Management Limited and listed on Schedule D (the “Fund”), and The Northern Trust Company (“Northern”), an Illinois corporation.

(b)	The first Whereas clause to the Administration Agreement is hereby amended by replacing the phrase “an Ohio business trust” with the phrase “a Delaware statutory trust” where it appears in such Whereas clause.

(c)	Section 2(b)(i) of the Administration Agreement is hereby amended by replacing the word “Ohio” with the word “Delaware” where it appears in such Section.

3.    GOVERNING LAW. This Amendment shall be construed and the substantive provisions hereof interpreted under and in accordance with the laws of the State of Illinois.

4.    MISCELLANEOUS. This Amendment may be executed in any number of counterparts, each of which will be deemed an original, but all of which taken together shall constitute one single agreement between the parties. Except as provided herein, this Amendment may not be amended or otherwise modified except in writing signed by all the parties hereto.

NTAC:3NS-20	Page 1

5.    EFFECT OF AMENDMENT. All other terms and conditions set forth in the Administration Agreement shall remain unchanged and in full force and effect. On and after the date hereof, each reference to the Administration Agreement in the Administration Agreement and all schedules thereto shall mean and be a reference to the Administration Agreement as amended by this Amendment.

[Signature Pages Follow]

NTAC:3NS-20	Page 2

IN WITNESS WHEREOF, each of the Trust and Northern has caused this Amendment to be signed and delivered by its duly authorized representative.

ADVISERS INVESTMENT TRUST

By:	/s/ Dina Tantra
Name:	Dina A. Tantra
Title:	President

THE NORTHERN TRUST COMPANY
By:	/s/ Scott Denning
Name:	Scott Denning
Title:	Senior Vice President

NTAC:3NS-20	Page 3